Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com

For Immediate Release

MasTec Acquires Canadian Energy Infrastructure Company Fabcor

Coral Gables, FL (April 26, 2011) — MasTec, Inc. (NYSE: MTZ) today announced that it has acquired Fabcor TargetCo, Ltd., and its subsidiaries (“Fabcor”), a Canadian pipeline and facility construction services company with offices in Grand Prairie, Alberta and Dawson Creek, British Columbia, Canada. Fabcor’s pipeline and facility construction services to the oil and gas industry include: new pipeline construction; pipeline modification and replacement services; well-site and compressor station construction services; and gas plant modification and plant commissioning support services.

MasTec acquired all of the issued and outstanding shares of Fabcor for approximately $21.1 million in cash, the assumption of $8.8 million in debt which was subsequently paid off, plus a five-year contingent earnout. Fabcor had a strong balance sheet at closing, with $26.3 million in tangible net worth, $15 million of which was related to pipeline construction equipment. Fabcor has worked for most major oil and gas companies in Canada, including Murphy Oil Corporation, Encana, and Quicksilver. Fabcor was recently awarded a contract to construct a 100 MMcf/d natural gas processing plant in British Columbia.

MasTec anticipates significant opportunities for energy infrastructure work in Canada during the coming years and that Fabcor will provide MasTec the platform it needs to provide those services in a variety of areas. While Fabcor’s initial focus will be on pipeline and facility related projects, MasTec plans to leverage this investment and participate in other areas of the Canadian energy infrastructure build-out.

Jose Mas, MasTec’s Chief Executive Officer, commented, “We are very excited about the Fabcor acquisition. Its strong management team and dedicated workforce will provide MasTec with access to the dynamic Canadian energy markets, which we believe will show significant profitable growth in coming years.”

Mr. Mas continued, “Our acquisition program is now focused on smaller, strategic companies that can enhance our current geographic or client reach. Fabcor fits this profile as it provides us with an immediate presence in the Canadian market, allowing us to serve new as well as existing MasTec customers. We believe that Fabcor is the right fit for our business model, as it will create opportunities and expose MasTec to a very large infrastructure market adjacent to the markets we currently serve.”

A financial and operational update of the transaction, as well as financial projections affecting 2011 guidance, will be given in conjunction with MasTec’s first quarter earnings call on May 5th at 9:00 a.m. Eastern time.

Additional details are contained in the SEC Form 8-K that is being filed concurrently with this press release.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s activities include the building, installation, maintenance and upgrade of energy, communication and utility infrastructure, including but not limited to: electrical utility transmission and distribution, wind farms, solar farms, other renewable energy, natural gas and petroleum pipeline infrastructure, wireless, wireline, satellite communication, industrial infrastructure and water and sewer systems. MasTec’s customers are in the following industries: utilities (including wind farms, solar farms and other renewable energy, natural gas gathering systems and pipeline infrastructure), communications (including wired and wireless telephony and satellite television) and government (including water, sewer and other utility and communications work on military bases). The Company’s corporate website is located at www.mastec.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to accurately estimate the costs associated with our fixed-price and other contracts and performance on such projects; our ability to replace non-recurring projects with new projects; our ability to retain qualified personnel and key management, including from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within the expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, electrical transmission, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; our ability to attract and retain qualified managers and skilled employees; trends in oil and natural gas prices; increases in fuel, maintenance, materials, labor and other costs; fluctuations in foreign currencies; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of any unionized workforce on our operations, including labor availability and relations; liabilities associated with multiemployer union pension plans, including underfunding liabilities, for our operations that employ unionized workers; any liquidity issues related to our securities held for sale; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including business development efforts, backlog and acquisitions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, or as a result of conversions of convertible notes or other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.